EXHIBIT 10.1
EZCORP’S ACQUISITION OF VALUE FINANCIAL TERMINATED
AUSTIN, Texas (August 11, 2008) — EZCORP, Inc. (Nasdaq: EZPW) announced today that its efforts to acquire Value Financial Services, Inc. have ended.
As announced on June 5, 2008, EZCORP entered into an acquisition agreement with Value Financial Services, Inc. This past weekend, Value Financial Services, Inc. notified EZCORP that they elected to terminate the agreement.
Commenting on the termination of the acquisition, President and Chief Executive Officer, Joe Rotunda, stated, “We are disappointed that Value Financial Services has elected not to move forward with the transaction, which I believe would have been beneficial to shareholders of both companies. Despite our disappointment, I continue to be energized about our growth prospects in each of our business segments. With the termination of this acquisition, we expect to take a charge of approximately $900,000 for transaction related expenses in our September quarter. As a result of this charge and the lack of an anticipated $0.01 per share benefit from the acquisition, we are lowering our earnings guidance for the quarter and fiscal year ending September 30, 2008 to $0.34 and $1.18 per share.”
EZCORP is primarily a lender or provider of credit services to individuals who do not have cash resources or access to credit to meet their short-term cash needs. In 294 U.S. EZPAWN and 30 Mexico Empeño Fácil locations open on June 30, 2008, the Company offers non-recourse loans collateralized by tangible personal property, commonly known as pawn loans. At these locations, the Company also sells merchandise, primarily collateral forfeited from its pawn lending operations, to consumers looking for good value. In 461 EZMONEY locations and 71 EZPAWN locations open on June 30, 2008, the Company offers short-term non-collateralized loans, often referred to as payday loans, or fee based credit services to customers seeking loans.
This announcement contains certain forward-looking statements regarding the Company’s expected performance for future periods including, but not limited to, expected future earnings. Actual results for these periods may materially differ from these statements. Such forward-looking statements involve risks and uncertainties such as changing market conditions in the overall economy and the industry, consumer demand for the Company’s services and merchandise, changes in the regulatory environment, and other factors periodically discussed in the Company’s annual, quarterly and other reports filed with the Securities and Exchange Commission.
For additional information, contact Dan Tonissen at (512) 314-2289.